Contact Info: Arron K. Sutherland, President and CEO
Illinois Casualty Company
(309) 732-0105
arrons@ilcasco.com
225 20th Street, Rock Island, IL 61201

ICC Holdings, Inc. Reports 2021 Second Quarter and Six Months Results

FOR IMMEDIATE RELEASE: 8/10/2021

Rock Island, IL – August 10, 2021 – ICC Holdings, Inc. (NASDAQ: ICCH) (the Company), parent company of Illinois Casualty Company, a regional, multi-line property and casualty insurance company focusing exclusively on the food and beverage industry, today reported unaudited results for the six months ended June 30, 2021.

SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2021 – FINANCIAL RESULTS

Net earnings totaled $563,000, or $0.18 per share, for the second quarter of 2021, compared to net earnings of $782,000 or $0.26 per share, for the second quarter of 2020. The change in second quarter’s net earnings as compared to the same quarter last year was driven primarily by a decrease in unrealized equity investment gains for those three months. For the six months ended June 30, 2021, the Company reported net earnings of $1,725,000, or $0.57 per share, compared to a net loss of $1,191,000, or $0.39 per share, for the same period in 2020. The increase in earnings reflects a more positive year with higher premium earnings, lower losses, and higher unrealized equity investment gains year-over-year. Book value per share increased to $22.31 at June 30, 2021 from $22.07 at December 31, 2020. This positive change in book value reflects continued earnings from our insurance operations along with favorable gains in our investment portfolio.

Direct premiums written grew by $3,604,000, or 24.2%, to $18,516,000 for the second quarter of 2021 from $14,912,000 for the same period in 2020. For the six months ended June 30, 2021, direct premiums written grew by $3,982,000, or 13.4%, to $33,688,000 compared to $29,706,000 for the same period in 2020. The second quarter’s growth reflects the continued rebound within the food and beverage industry across the states we serve.  Consistent with our industry’s premium earnings cycle, net premiums earned grew by 11.9% or $1,358,000 to $12,733,000 for the three months ended June 30, 2021 from $11,375,000 for the same period in 2020. Net premiums earned grew by 1.6% to $24,782,000 for the six months ended June 30, 2021, from $24,389,000 for the same period in 2020.

For the second quarter of 2021, the Company ceded to reinsurers $2,817,000 of earned premiums, compared to $3,167,000 of earned premiums for the second quarter of 2020. For the six months ended June 30, 2021,  the Company ceded earned premiums of $5,289,000, compared to $5,561,000 for the same period in 2020. The Company ceded less reinsurance in 2021 due to the reinstatement costs incurred in 2020 from property catastrophe events.

Net realized investment gains net of other-than-temporary impairment losses were $350,000 for the second quarter of 2021 compared to losses of $439,000 for the same period in 2020.  For the six months ended June 30, 2021, net realized gains net of other-than-temporary impairment losses was $537,000, compared to losses of $343,000 for the same period in 2020.  The current mid-year gains reflect more positive investment market activity in a  post-COVID-19 environment, on top of typical rebalancing activities within the Company’s investment portfolio.

Net investment income decreased by $125,000, or 13.8%,  to $784,000 for the second quarter of 2021, as compared to $909,000 for the same period in 2020.  For the six months ended June 30, 2021, net investment income decreased  $159,000, or 9.1%, to $1,585,000, from $1,744,000 for the same period in 2020.  The change is attributable to a decrease in the bond portfolio’s investment income as reinvestment rates decreased significantly in 2020.

Losses and settlement expenses decreased by $544,000, or 5.9%, to $8,664,000 for the second quarter of 2021, from $9,208,000 for the same period in 2020. Losses and settlement expenses decreased by $584,000, or 3.4%, to

$16,467,000 for the six months ended June 30, 2021, from $17,051,000 for the same period in 2020.  Claims activity for 2021 continues to be more positive than prior year and mirrors our pre-COVID-19 claims experience.  The Company has not paid any business interruption claims related to COVID-19 thus far.

Policy acquisition costs and other operating expenses increased by $793,000, or 18.6%, to $5,047,000 for the second quarter of 2021 from $4,254,000 for the same period in 2020 attributable to an  increase in contingent commissions  and a minor uptick in other operating expenses. Policy acquisition costs and other operating expenses increased by $496,000, or 5.5%, to $9,515,000 for the six months ended June 30, 2021, from $9,019,000 for the same period in 2020.

Total assets increased by 6.6% from $183,939,000 at December 31, 2020,  to $196,110,000 at June 30, 2021.  Our investment portfolio, which consists of fixed income securities, common stocks,  preferred stock, property held for investment, and other invested assets, increased by 7.6% from $129,322,000 at December 31, 2020,  to $139,131,000 at June 30, 2021, from allocating additional resources to our investment portfolio coupled with favorable market appreciation.

SECOND QUARTER AND SIX MONTHS ENDED JUNE  30, 2021 – FINANCIAL RATIOS

The Company’s losses and settlement expense ratio (defined as losses and settlement expenses divided by net premiums earned) was 68.0% and 66.4% for the second quarter and six months ended June 30, 2021, respectively, compared with 80.9% and 69.9% for the same periods of 2020.

The expense ratio (defined as the amortization of deferred policy acquisition costs and underwriting and administrative expenses divided by net premiums earned) was 39.6% and 38.4% for the second quarter and six months ended June 30, 2021, respectively, compared to 37.4% and 37.0% for the same periods of 2020.

The Company’s GAAP combined ratio (defined as the sum of the losses and settlement expense ratio and the expense ratio) was 107.7% and 104.8% for the second quarter and six months ended June 30, 2021, respectively, compared to 118.3% and 106.9% for the same periods of 2020, respectively.

MANAGEMENT COMMENTARY

“The Company’s results for the first half of 2021 have set the stage for continued success. The first quarter’s positive outlook carried through to the second quarter primarily due to a return to pre-COVID policy renewal activity and a continuation of lower loss experience.

“As expected, we experienced favorable premium growth in nearly every state over the first six months of the year, which has contributed to the Company’s $0.57 earnings per share and our ability to maintain nearly 10% growth in book value per share over the same period last year.

“A.M. Best Company’s recent upgrade of the Company’s financial strength and Long-Term Issuer Credit Ratings, reflects the Company’s strong capitalization coupled with unique expertise in our niche.  Our quest for operational efficiencies and advantageous investments supports the strategic positioning necessary to weather market fluctuations. We aim to carry the momentum of 2021’s first half into the remainder of the year,” stated Arron Sutherland, President and Chief Executive Officer.

ABOUT ICC HOLDINGS, INC.

ICC Holdings, Inc. is a vertically integrated company created to facilitate the growth, expansion, and diversification of its subsidiaries in order to maximize value to its stakeholders. The group of companies consolidated under ICC Holdings, Inc. engages in diverse, yet complementary business activities, including property and casualty insurance, real estate, and information technology.

The Company’s common shares trade on the NASDAQ Capital Market under the ticker symbol “ICCH”. For more information about ICC Holdings, visit http://ir.iccholdingsinc.com.

FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s, plans, objectives, expectations, and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue and profit growth; future responses to and effects of the COVID-19 pandemic, as well the distribution and effectiveness of COVID-19 vaccines, including their effects on our business operations and claims activity; new theories of liability; judicial, legislative, regulatory and other governmental developments, including, but not limited to, liability related to business interruption claims related to COVID-19; litigation tactics and developments; product and segment expansion; regulatory approval in connection with expansion; and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management's current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Information,” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. No undue reliance should be placed on any forward-looking statements.

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	As of
	June 30,	December 31,
	2021	2020
	(Unaudited)
Assets
Investments and cash:
Fixed maturity securities (amortized cost - $105,311,993 at 6/30/2021 and $98,753,027 at 12/31/2020)	$110,849,488	$105,740,566
Common stocks at fair value	20,013,057	14,724,814
Preferred stocks at fair value	1,685,275	1,683,892
Other invested assets	1,580,837	1,772,867
Property held for investment, at cost, net of accumulated depreciation of $408,351 at 6/30/2021 and $465,364 at 12/31/2020	5,003,116	5,399,826
Cash and cash equivalents	3,998,488	6,598,842
Total investments and cash	143,130,261	135,920,807
Accrued investment income	656,211	660,793
Premiums and reinsurance balances receivable, net of allowances for uncollectible amounts of $150,000 at 6/30/2021 and 12/31/2020	24,859,066	23,506,171
Ceded unearned premiums	943,245	860,905
Reinsurance balances recoverable on unpaid losses and settlement expenses, net of allowances for uncollectible amounts of $0 at 6/30/2021 and 12/31/2020	15,917,703	13,019,865
Federal income taxes	193,911	372,986
Deferred policy acquisition costs, net	6,081,798	5,429,620
Property and equipment, at cost, net of accumulated depreciation of $6,038,689 at 6/30/2021 and $6,079,728 at 12/31/2020	3,080,594	2,860,331
Other assets	1,246,916	1,307,794
Total assets	$196,109,705	$183,939,272
Liabilities and Equity
Liabilities:
Unpaid losses and settlement expenses	$63,858,229	$61,575,666
Unearned premiums	33,400,351	29,788,834
Reinsurance balances payable	841,328	371,195
Corporate debt	18,460,329	13,465,574
Accrued expenses	3,863,743	3,472,511
Income taxes - deferred	1,194,709	1,231,271
Other liabilities	998,843	1,290,532
Total liabilities	122,617,532	111,195,583
Equity:
Common stock[1]	35,000	35,000
Treasury stock, at cost[2]	(3,108,653)	(3,153,838)
Additional paid-in capital	32,788,441	32,780,436
Accumulated other comprehensive earnings, net of tax	4,374,556	5,520,091
Retained earnings	41,864,722	40,140,115
Less: Unearned Employee Stock Ownership Plan shares at cost[3]	(2,461,893)	(2,578,115)
Total equity	73,492,173	72,743,689
Total liabilities and equity	$196,109,705	$183,939,272

1Par value $0.01; authorized: 2021 – 10,000,000 shares and 2020 – 10,000,000 shares; issued: 2021 – 3,500,000 shares and 2020 – 3,500,000 shares; outstanding: 2021 –3,294,623 and 2020 –3,291,125 shares

22021  –205,377 shares and 2020  –208,875 shares

32021  –246,189 shares and 2020  –257,811 shares

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited)

	For the Three-Months Ended
	June 30,
	2021	2020
Net premiums earned	$12,732,807	$11,374,746
Net investment income	783,718	908,550
Net realized investment gains (losses)	349,906	(438,619)
Net unrealized gains on equity securities	728,819	2,709,763
Other income	91,318	69,069
Consolidated revenues	14,686,568	14,623,509
Losses and settlement expenses	8,664,280	9,208,484
Policy acquisition costs and other operating expenses	5,047,023	4,254,266
Interest expense on debt	58,014	56,721
General corporate expenses	196,133	125,335
Total expenses	13,965,450	13,644,806
Earnings before income taxes	721,118	978,703
Total income tax expense	158,450	196,738
Net earnings	$562,668	$781,965

Other comprehensive earnings, net of tax	1,080,987	3,524,729
Comprehensive earnings	$1,643,655	$4,306,694

Earnings per share:
Basic:
Basic net earnings per share	$0.18	$0.26
Diluted:
Diluted net earnings per share	$0.18	$0.26

Weighted average number of common shares outstanding:
Basic	3,051,010	3,029,693
Diluted	3,064,455	3,036,116

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited)

	For the Six-Months Ended
	June 30,
	2021	2020
Net premiums earned	$24,781,520	$24,388,735
Net investment income	1,585,124	1,743,950
Net realized investment gains (losses)	536,615	(342,987)
Net unrealized gains (losses) on equity securities	1,605,135	(979,584)
Other income	138,034	119,267
Consolidated revenues	28,646,428	24,929,381
Losses and settlement expenses	16,466,986	17,050,566
Policy acquisition costs and other operating expenses	9,514,601	9,019,240
Interest expense on debt	111,716	92,049
General corporate expenses	360,117	299,756
Total expenses	26,453,420	26,461,611
Earnings (loss) before income taxes	2,193,008	(1,532,230)
Total income tax expense (benefit)	468,401	(340,899)
Net earnings (loss)	$1,724,607	$(1,191,331)

Other comprehensive (loss) earnings, net of tax	(1,145,535)	1,813,883
Comprehensive earnings	$579,072	$622,552

Earnings per share:
Basic:
Basic net earnings (loss) per share	$0.57	$(0.39)
Diluted:
Diluted net earnings (loss) per share	$0.57	$(0.39)

Weighted average number of common shares outstanding:
Basic	3,037,738	3,019,788
Diluted	3,051,183	3,026,210